Exhibit 99.1

Jameson Inns, Inc.			PRESS RELEASE
8 Perimeter Center East, Suite 8050	Atlanta, GA 30346	(770) 481-0305	FAX (770) 901-9550

FOR IMMEDIATE RELEASE
April 13, 2004

Investor Relations Contacts:
	EPOCH Financial	(888) 917-5109
	Todd Atenhan	tatenhan@epochfinancial.com
	Valerie Kimball	vkimball@epochfinancial.com

Jameson Inns, Inc. Reports ADR, Occupancy and REVPAR for March 2004

Atlanta, GA April 13, 2004 Jameson Inns, Inc. (NASDAQ:JAMS) today announced that revenue per available room (REVPAR) was $31.14 in March, a 2.7% increase from March 2003. Average daily rate increased $.43 for the month while occupancy was up .9 percentage points.

	Occupancy		Average Daily Rate		REVPAR
Brand	2004	2003	2004	2003	2004	2003
Jameson Inns	59.7%	56.7%	$58.75	$59.09	$35.06	$33.49
Signature Inns	37.6%	41.3%	$61.83	$58.96	$23.27	$24.35
Combined Brands	52.3%	51.4%	$59.49	$59.06	$31.14	$30.33

Smith Travel Research recently reported that preliminary March 2004 figures for the economy segment, where the Jameson Inns are categorized, show REVPAR ranging from an increase of 2% to 4% from March 2003. STR has also estimated an increase of 9% to 11% in REVPAR in the total U.S. lodging industry for the month, due mainly to significantly favorable comparisons of hotels categorized in the upscale and luxury hotel segments.

Jameson Inns, Inc. owns and operates the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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